Exhibit 99.2

8/5/2009

CBL & ASSOCIATES PROPERTIES, INC.

CONFERENCE CALL, SECOND QUARTER

AUGUST 5, 2009 @ 11:00 AM ET

John:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss second quarter results. Joining me today is Stephen Lebovitz, President and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

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John:

Thank you, Katie.

We appreciate everyone joining us today to discuss recent events and second quarter results. Since last quarter’s conference call in May we have made tremendous progress towards our goal of strengthening the balance sheet and accessing capital. In June, we successfully completed a follow-on equity offering raising more than $380 million through the sale of 66.63 million shares of common stock at a price per share of $6.00. With the stock trading at a severe discount to the underlying value, the decision to issue equity was certainly painful, however; we believe that it was the right one and one that will contribute to the long-term strength of the organization. We’ve also made outstanding progress in working with our bank group to extend our lines of credit and are pleased to announce that we have achieved lender commitments for 99% of the aggregate facility capacity. These commitments cover $512 million of the $525 million secured line of credit that matures in February 2010 and the full amount of the $560 million unsecured line of credit that matures in August 2011. The commitments call for the facilities to be extended for approximately three years into 2013 and 2014. The extensions of practically the full capacity of both facilities is a major achievement and one that has not yet been replicated in the industry to this scale. The proceeds from the equity offering, coupled with this progress on our lines of credit, allow us to execute a plan that addresses all of our maturities through 2011.

The commitments for the unsecured line of credit provide for drawing down amounts available under the facility to retire a number of non-recourse, property specific mortgages that mature in 2009, 2010 and 2011. The assets will then be pledged as collateral to secure the facility. The mortgages will be retired at maturity, so as not to trigger any pre-payment penalties and the line will be gradually secured over the next 18 months. As a result of this plan we should have a designated capital source for our CMBS maturities through 2011 leaving only the institutional maturities to be refinanced. With our long-term relationships and past success in refinancing institutional debt, we believe that we will again be successful in refinancing or extending all of these maturities.

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We were also able to negotiate the interest rate increases on the unsecured facility in stages, so that we would not experience a spike in interest expense from the early extensions. There is a 1.5% LIBOR floor, which goes into effect in January 2010. We anticipate minimal changes to the existing debt covenants from the extensions and modification of these facilities. While the market has yet to reward these achievements in price performance, they will have a positive long-term impact on CBL and our future successes.

During the quarter we also closed on two 10-year, non-recourse loans including a $33.6 million loan secured by Honey Creek Mall in Terre Haute, IN and a $57.8 million loan secured by Volusia Mall in Daytona Beach, FL. The loans are with existing institutional lenders and have an interest rate of 8.0%. These loans replace an existing $30.1 million loan secured by Honey Creek Mall and a $51.2 million loan secured by Volusia Mall. We used the $10.1 million of excess proceeds, plus cash on hand, to pay off the $30.2 million loan secured by Bonita Lakes Mall in Meridian, MS. Bonita Lakes will be contributed to the collateral pool for the $525 million credit line. These transactions successfully address all of our 2009 loan maturities. The $53.0 million non-recourse loan secured by Eastgate Mall in Cincinnati, OH has been identified to be paid off at maturity in December of this year and included in the collateral pool for the $560 million credit facility.

We are continuing to focus on de-leveraging. The equity offering was only the first step in our long-term plan to lower debt levels through the natural amortization of principal as well as dispositions and good, solid joint venture opportunities. We have seen an improvement recently in the disposition and joint venture market and are receiving a moderate level of interest from private equity, local players and 1031 exchange buyers and we continue to explore these opportunities. We anticipate that in the near term we are more likely to complete smaller community center or office sales where financing is more readily available, but are in discussions for transactions of different scales and scopes.

FINANCIAL REVIEW:

Before we get into second quarter financial results, I would like to remind everyone that the second quarter 2009 FFO per share and earnings per share amounts were significantly impacted by the equity offering compared with the prior year. However, both periods have been restated for the six million shares issued with the stock dividend in the first quarter.

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We were pleased to achieve a 2.0% increase in gross FFO this quarter and, excluding the impairment charge taken in the first quarter 2009, a 2.8% increase for the six months ended June 30, 2009 as compared with the prior year period. FFO per share for the second quarter was $0.71 per share compared with $0.77 per share in the prior year period. The current quarter FFO per share was impacted by the stock issued in the June offering. FFO included:

•

Bad debt expense in the second quarter and six months 2009 of approximately $1.7 million and $3.8 million, compared with $3.0 million and $3.9 million, respectively for the prior year periods. The higher bad debt expense in the prior year quarter was a result of the significant bankruptcy and store closures. We continue to take a very conservative approach to writing off any bad debt expenses and keep a close eye on receivables.

•

Gains on outparcel sales were $154,000 in the second quarter compared with $4.2 million or $0.03 per share in the prior year period. For the first six months of 2009 gains were $0.05 per share lower than the prior year period.

•	FFO included lease termination fees of $0.01 and $0.03 per share in the second quarter and six months ended June 30, 2009 compared with $0.04 and $0.05 per share in the prior year periods.

Excluding lease termination fees, same-center NOI increased 1.3% for the quarter and declined 0.4% for the six months as compared with the prior year periods. Our FFO and NOI results this quarter illustrate the strength of our properties and the success of our continued efforts to reduce expenses and overhead. Over the past few quarters we have outlined significant cost reduction measures which are resulting in an estimated $36 million in annual cash savings. This quarter we are really starting to see the benefits of these efforts. Other highlights of the quarter included:

•

Debt-to-market capitalization ratio was 82.6% as of the end of June compared with 68.6% as of the end of the prior year period. The increase in our debt-to-market cap is primarily a result of the decline in our stock price. Debt levels were significantly reduced from the first quarter as a result of the proceeds raised in the equity offering.

•	Variable rate debt was 17.6% of the total market capitalization as of the end of June 2009 versus 15.1% as of the end of the prior year

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period. Variable rate debt represented 21.2% of CBL’s share of consolidated and unconsolidated debt compared with 22.0% in the prior year period.

•

Our cost recovery ratio for the second quarter was 105.8%, compared with 96.3%, in the prior-year period. For the six months ended June 30, 2009 our cost recovery ratio was 101.1% compared with 96.0% in the prior year period. With 85% of the portfolio on fixed CAM, the cost recovery ratio year-to-date has been positively impacted by the expense reductions. For the second quarter, the ratio also benefited from the $1.3 million lower bad debt expense.

•

G&A represented approximately 4.1% of total revenues in the second quarter flat with the prior year period. G&A expense represented approximately 4.2% of total revenues for the six months ended June 30, 2009 compared with 4.3% of total revenues in the prior year period.

•	Our EBITDA to interest coverage ratio was 2.29 times as of June 30, 2009 compared with 2.27 times at the close of the prior year period.

GUIDANCE:

We are maintaining FFO guidance for 2009 in the range of $2.28 to $2.39 per share, which was adjusted to reflect the increase in shares outstanding as a result of the equity offering. Major assumptions in our guidance include NOI growth of negative 1.5% to 3.5% and outparcel sales of $6.0 million to $9.0 million. Additionally, the guidance assumes we close both credit facilities in the third quarter. We will continue to update our guidance quarterly, as necessary.

DIVIDEND

Contributing to our focus on maximizing internal cash flows, in June the Board determined to reduce the common dividend rate to the minimum required to pay 100% of taxable income for the remainder of 2009. The actions on the dividend to-date have resulted in an estimated savings of $160 million annually. The Board will continue to review the dividend policy quarterly. Taxable income estimates will be updated to incorporate quarterly results as well as the dilution from the equity offering.

Now I will turn the call over to Stephen for an update on operations during the quarter.

Stephen:

8/5/2009

Thank you, John.

In June we held our annual Connection leasing event in Chattanooga as a follow up to ICSC’s RECon Las Vegas Convention. We welcomed over 120 retail representatives to Chattanooga for three days of deal making. The event was very successful and our leasing team reported strong progress on moving forward existing deals as well as starting new deals. While the focus of most national retailers is on renewals of existing leases, we are tapping into the expansion plans of a number of regional retailers such as electronics store hhgregg, Charming Charlie’s, an accessories store concept, and EarthFare, an organic grocer. Our leasing team actually leased over 25% more square footage in the operating portfolio in the first six months of 2009 compared with the prior year period. The increase in leasing has been primarily in the renewal of existing leases. With expansion plans limited for many retailers, maintaining their current base of successful stores is even more important. With the lowest occupancy cost in the peer group, our portfolio is attractive to retailers and we continue to benefit from this trend.

LEASING AND OCCUPANCY:

During the second quarter we completed over one million square feet of new and renewal leases in our operating portfolio including 620,000 square feet of new leases and 390,000 square feet of renewals. We also completed 118,000 square feet of development leases. To date, we have completed approximately 82% of our 2009 renewals.

For stabilized mall leasing in the second quarter, on a same space basis, rental rates were signed at an average decrease of 7.4% from the prior gross rent per square foot. This is a slight improvement over the first quarter numbers and we expect the rest of the year to be in this range. We are continuing to experience pressure on rental spreads. However, there were a couple of portfolio deals that had a disproportionate impact on the quarter results. One portfolio of 17 stores and one portfolio of eight stores together accounted for approximately 280 basis points of the 740 basis point decline in average rents during the second quarter.

We are still receiving a number of rent relief requests from retailers, but have continued to maintain a hard line, which is evident in the continued stability of the stabilized mall base rents in our portfolio. For instance where we do grant rent relief, we keep the length of relief short and seek a quid pro

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quo such as a longer lease term, removal of a cart restriction or other provisions.

We have had a number of inquiries on the calculation of leasing spreads recently and wanted to clarify to everyone that our leasing spreads represent leases signed in the quarter, not stores opened. We believe this presents the closest thing to real time market information rather than reporting spreads on stores opened in the quarter, which would lag the market by several months.

Stabilized mall occupancy was flat sequentially at 89.1% and declined 190 basis points from 91.0% at the end of the prior year period. Total portfolio occupancy declined 60 basis points sequentially and 340 basis points from the prior year to 88.0%. The year-over-year decline was primarily a result of the closure of junior boxes in the associated center and community center portfolio. Of the roughly 50 junior anchor and box locations that vacated as a result of the 2008 bankruptcies and store closures, we have 24 executed leases or LOIs totaling more than 675,000 square feet. While 34% of the junior box spaces have been re-leased, the new stores have not yet taken occupancy. A few stores are slated to open later this year, and the majority will open beginning in early 2010. We are still projecting year-end occupancy to be down approximately 200 basis points from the end of 2008.

RETAIL SALES:

Same-store sales declined 6.0% to $321 per square foot for reporting tenants 10,000 square feet or less in stabilized malls for the twelve months ended June 30, 2009. While sales are continuing to experience pressure, our centers have been holding up better than the peer group, which is indicative of the stability of our market dominant strategy.

BANKRUPTCY UPDATE:

Year-to-date in 2009, the bankruptcy activity we are experiencing has been more in-line with average annual bankruptcy activity versus the onslaught that the market predicted. As DIP financing becomes more readily available for retailers, we may see additional companies file, however many are choosing to focus on improving their operating margins and making it through the current environment. During the quarter, Eddie Bauer filed for Chapter 11, but Golden Gate Capital has acquired their leases at auction. We are hopeful that the store closures from this transaction will be minimal. No Eddie Bauer stores in our portfolio have closed to-date. We have 17 locations, totaling 123,000 square feet and $3.0 million in gross annual rent.

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Garfields Restaurants also filed for Chapter 11 during the quarter. We have eleven locations totaling 58,000 square feet and $1.8 million in gross annual rents. To-date three locations have closed totaling 16,000 square feet and $500,000 in rent.

DEVELOPMENT

In July, Target, ULTA and additional shops joined Kohl’s, Marshall’s, Michaels, and PETCO at Hammock Landing, our recently opened community center project in West Melbourne, FL. The center is continuing to receive interest from retailers and is currently over 90% leased and committed.

On October 11th we will celebrate the opening of The Promenade in D’Iberville, MS, part of the Gulfport/Biloxi trade area. Target will open along with Marshalls, Best Buy, Dick’s Sporting Goods, ULTA and others. The project is currently over 90% leased and committed. This fall we will also open the first phase of Settlers Ridge in Pittsburgh, PA. The project is currently over 90% leased and committed and includes Giant Eagle Market District, Cinemark Theater, PF Changs, REI, LA Fitness, shops and restaurants. Additionally, in October Hollywood Theaters will celebrate its grand opening at our development The Pavilion at Port Orange in Port Orange, FL. This project is currently over 80% leased and committed.

We are pleased with the continued strength of the leasing of our development program. The location of all of our projects in their respective markets is very strong and we believe that these centers are positioned for long-term success.

CONCLUSION:

We are pleased with this quarter's results, highlighted by the increase in our comp NOI number and in FFO. While we expect the economy to remain weak at least through the end of this year, we believe our properties are well-positioned and will perform better than properties located in major metropolitan markets. As a Company we have made significant progress in positioning our balance sheet to withstand the constrained credit markets and other economic factors. The liquidity risk that may have overhung CBL in 2008 and going into 2009 has been alleviated by the equity offering and the extension of over $1.5 billion in credit facilities and permanent financings. The world may be different when this economic cycle is over, but CBL will be around to enjoy the new opportunities that emerge.

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Thank you for joining us today and we will now answer any questions you may have.